EXHIBIT 10.12

US$360,000 DEBENTURE

(the “Debenture”)

Date: October 3, 2014

FOR VALUE RECEIVED, VIRURL, INC. (the “Borrower”) unconditionally promises to pay US$360,000 (the “Principal”) on or prior to the maturity date of October 3, 2015 (the “Maturity Date”) to REVENUE.COM CORPORATION (the “Lender”) c/o Clark Wilson LLP, legal counsel to the Lender, at 900 – 885 West Georgia Street, Vancouver, British Columbia V6C 3H1.

Capitalized terms that are not defined herein will have the meanings ascribed to them in the Commitment Letter dated April 12, 2014 between the Borrower and the Lender (the “Commitment”).  The Borrower acknowledges that the execution and delivery of this Debenture will in no way merge or extinguish the Commitment or the terms and conditions thereof, which will continue in full force and effect.  In the event of any inconsistency or conflict between any of the provisions of the Commitment and any provisions of this Debenture, the provisions of the Commitment will prevail.

1.

Interest.  The term for this Debenture will be from October 3, 2014 through and including the Maturity Date (the “Term”).  The Borrower will also pay interest at a rate of 12% per annum (“Interest”) both before and after the Maturity Date. Interest will be calculated on the basis of a 360-day year and will accrue daily commencing on October 3, 2014 until payment in full of the Principal, all accrued interest and any other amounts which may become due hereunder. Interest payments will be due at the end of the Term.  Any payment not received within five (5) calendar days of its due date will be considered late and an event of default under this Debenture.  Payments will be made by the Borrower to the Lender at the address above.

2.

Prepayment.  The Borrower may, at any time, without penalty or premium, repay the Principal, provided that the Borrower will provide the Lender with not less than 30 days written notice of the Borrower’s intent to pre-pay.  Any such prepayment, other than a repayment in full and subject to the satisfaction of all obligations of the Borrower under this Debenture and the Security Agreement (as defined herein), will not result in the cancellation of the Security or the termination of the Security Agreement.  At the time of any prepayment of the Principal, all Interest due in respect of the amount to be prepaid will also be paid.  Any portion of the Principal repaid may not be re-borrowed.

3.

Repayment of Debt.  The Debenture, including Principal, Interest, and any fees owing with respect thereto (collectively, the “Indebtedness”), will come due and be repaid in full on the Maturity Date, unless and until an Event of Default occurs, whereupon all of the Indebtedness outstanding will, at the option of the Lender, immediately become due and payable, subject to any applicable cure period.  The term “Event of Default” is defined in that certain Security Agreement dated April 30, 2014 by and between the Lender and the Borrower (the “Security Agreement”).

4.

Security.  As security for the Indebtedness, the Borrower acknowledges and agrees that the first priority security interest in all presently and after acquired property and a floating charge over all of the Borrower’s other property, assets and undertaking (collectively, the “Security”) granted pursuant to the Security Agreement is applicable to the Indebtedness, and the term “Obligations”, as defined in the Security Agreement, includes the Indebtedness.

5.

Use of Loan Proceeds. The loan proceeds made available by the Lender pursuant to this Debenture will be used by the Borrower for working capital and the payment of business expenses except that no funds from the Debenture may be used for a payment to a non-arm’s length party.

6.

Remedies.  The Lender may avail itself of any rights or remedies available to the Lender hereunder or under the Security Agreement, however created.

7.

Taxes and Set-Off.  All payments to be made by the Borrower hereunder will be made without set-off, compensation, deduction or counterclaim and without deduction for any taxes, levies, duties, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever.  If, at any time, any applicable law requires the Borrower to make any such deduction or withholding from any such payment, the sum due from the Borrower with respect to such payment will be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives a net sum equal to the sum which it would have received had no deduction or withholding been required.

8.

Notices.  All notices, requests and demands hereunder, which may or are required to be given pursuant to any provision of this Debenture, will be given or made in writing and will be delivered by courier, facsimile or e-mail as follows:

(i)

To the Lender:

Revenue.com Corporation

c/o Clark Wilson LLP

900-885 West Georgia Street

Vancouver, British Columbia V6C 3H1

Attention:

President c/o Virgil Hlus

Fax:

(604) 687-6314

Email:

vzh@cwilson.com

(ii)

To the Borrower:

Virurl, Inc.

137 Bay Street, Suite 7

Santa Monica, CA 90405

Attention:

Francisco Diaz-Mitoma

Fax:

310-467-3042

Email:

diaz@revenue.com

or to such other addresses and facsimile numbers or e-mail addresses as such persons may, from time to time, advise each other by notice in writing.  All notices, requests and demands hereunder will be deemed to have been received, if delivered by courier, on the date of delivery, and, if sent by facsimile or e-mail, on the next business day after the facsimile or e-mail was sent.

9.

Assignment. This Debenture will enure to the benefit of, and be binding on, the Borrower and its successors and permitted assigns, and will enure to the benefit of, and be binding on, the Lender and its successors and assigns. The Borrower may not assign this Debenture, or any of its rights or obligations under this Debenture without the prior written consent of the Lender.  The Lender may assign this Debenture and any of the rights, interests and obligations of the Lender hereunder to any person.

10.

Termination.  All of the rights of the Lender under this Debenture will terminate if and when the Indebtedness is indefeasibly paid in full.

11.

Miscellaneous.

(a)

This Debenture will be governed by, and construed in accordance with, the laws of the State of Nevada and applicable federal laws thereto. The Borrower waives presentment for payment, notice of dishonour, protest and notice of protest in respect of this Debenture.  This Debenture will become effective when it has been executed and delivered.  Time will be of the essence of this Debenture in all respects.  The Borrower will, from time to time, at the request of the Lender, do, execute and deliver, or cause to be done, executed and delivered, all further acts, things, documents, instruments or agreements in connection with this Debenture as may be necessary or desirable in order to give full effect to the provisions of this Debenture.

(b)

The Borrower represents that, prior to entering into this Debenture, it has had a pre-existing personal or business relationship with the Lender.

(c)

The Borrower represents that, by reason of its own business and financial experience or that of its professional advisor, it is financially sophisticated and has the capacity to protect its own interest in connection with this Debenture.

VIRURL, INC.

Per:

/s/ Francisco Diaz-Mitoma

Authorized Signatory

Name: Francisco Diaz-Mitoma

Title: CEO

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